As filed with the Securities and Exchange Commission on April 22, 2019

Registration No. 333-188805

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-188805

UNDER

THE SECURITIES ACT OF 1933

Goldcorp Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 3400 - 666 Burrard Street Vancouver, British Columbia	V6C 2X8
(Address of Principal Executive Offices)	(Zip Code)

Goldcorp Inc. Employee Share Purchase Plan for US Employees

(Full title of plan)

CT Corporation System, 111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(800) 223-7567

(Telephone number, including area code, of agent for service)

with copies to:

David S. Stone, Esq. John J. Koenigsknecht, Esq. Neal, Gerber & Eisenberg LLP Two North LaSalle Street, Suite 1700 Chicago, Illinois 60602 (312) 269-8000	Paul Stein, Esq. Cassels Brock & Blackwell LLP Suite 2100, Scotia Plaza 40 King Street West Toronto, ON M5H 3C2 (416) 869-5300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to Registration Statement No. 333-188805 of Goldcorp Inc. (the “Company” or the “Registrant”) on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on May 23, 2013, registering 240,000 of the Company’s common shares (the “Common Shares”) for issuance under the Goldcorp Inc. Employee Share Purchase Plan for US Employees.

The Company entered into an Arrangement Agreement, dated as of January 14, 2019, which was subsequently amended on February 19, 2019, by and between the Company and Newmont Mining Corporation (“Newmont”), pursuant to which Newmont acquired all of the issued and outstanding common shares of the Company (the “Arrangement”) and the Company became a wholly-owned subsidiary of Newmont. The Arrangement became effective on April 18, 2019.

In connection with the Arrangement, the offerings of the Common Shares pursuant to the Registration Statement have been terminated. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on April 22, 2019.

GOLDCORP INC.

By:	/s/ Todd White
Name:	Todd White
Title:	President

Other than the signature of the Authorized Representative pursuant to Section 6(a) of the Securities Act of 1933, as amended (the “Securities Act”), no other person is required to sign this Post-Effective Amendment to the Registration Statement pursuant to Rule 478 of the Securities Act.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Post-Effective Amendment to the above-referenced Registration Statement, solely in the capacity of the duly authorized representative of Goldcorp Inc. in the United States, on April 22, 2019.

GOLDCORP USA INC. (Authorized U.S. Representative)

By:	/s/ Todd White
Name:	Todd White
Title:	President